Exhibit 10(m)

Description of Washington Real Estate Investment Trust

Revised Trustee Compensation Plan

In November 2004, the Board of Trustees approved revisions to the Trustee Compensation Plan, which specifies the compensation of trustees who are not employees of the Trust. The first cash and share grant benefits under the amended plan will be paid in 2005.

The plan, as revised, provides for trustee compensation as follows:

•	The annual retainer will be increased from $20,004 to $25,000.

•	Board meeting fees will be eliminated.

•	Committee meeting fees will be $1,000 per meeting.

•	The Committee Chair annual retainers are as follows:

1. Audit Committee	$7,500
2. Corporate Governance Committee	$3,000
3. Compensation Committee	$3,000

•	Audit Committee members will be paid an additional annual retainer of $3,750.

•	Trustee annual long-tem incentive compensation will be changed from options for 2,000 shares plus 400 restricted shares to $30,000 in restricted shares. Restricted shares will vest immediately and will be restricted from sale for the period of the Trustees’ service.